AGENCY AGREEMENT
Dated as of June 19, 2015
between
NVIDIA LAND DEVELOPMENT, LLC,
as the Construction Agent
and
WACHOVIA SERVICE CORPORATION,
as the Lessor

AGENCY AGREEMENT
THIS AGENCY AGREEMENT, dated as of June 19, 2015 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Agreement”), between WACHOVIA SERVICE CORPORATION, a Delaware corporation (the “Lessor”) and NVIDIA LAND DEVELOPMENT, LLC, a Delaware limited liability company (the “Construction Agent”).
PRELIMINARY STATEMENT
A.    The Lessor and the Construction Agent are parties to (i) that certain Ground Lease Agreement dated of the date hereof (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Ground Lease”) pursuant to which the Construction Agent ground leases the Land to the Lessor, and (ii) that certain Real Property Lease Agreement dated as of even date herewith (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Lease”), pursuant to which the Construction Agent, as lessee (in such capacity, the “Lessee”) has agreed to lease the Property from the Lessor.
B.    In connection with the execution and delivery of the Participation Agreement, the Lease and the other Operative Agreements, and subject to the terms and conditions hereof, (i) the Lessor desires to appoint the Construction Agent as its sole and exclusive agent in connection with the identification and the development, acquisition, installation, construction and testing of the Improvements and the Equipment in accordance with the Plans and Specifications and (ii) the Construction Agent desires, for the benefit of the Lessor, to identify and ground lease the Land and to cause the development, acquisition, installation, construction and testing of the Improvements, the Equipment and the other components of the Property in accordance with the Plans and Specifications and to undertake such other liabilities and obligations as are herein set forth.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS; RULES OF USAGE
1.1    Definitions.
For purposes of this Agreement, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in Appendix A to that certain Participation Agreement dated as of June 19, 2015 (as amended, modified, extended, supplemented, restated and/or replaced from time to time in accordance with the applicable provisions thereof, the “Participation Agreement”) among the Construction Agent, the various entities party thereto from time to time, as the Guarantors, the Lessor, the various banks and other lending institutions parties thereto from time to time, as Mortgage Lenders, the various banks and other lending institutions parties thereto from time to time, as Credit Lenders, and Wells Fargo Bank, National Association, as agent for the Credit Lenders and the Mortgage Lenders, and respecting the Security Documents, as agent for the Secured Parties. Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in this Agreement.
1.2    Interpretation.
The rules of usage set forth in Appendix A to the Participation Agreement shall apply to this Agreement.

ARTICLE II
APPOINTMENT OF THE CONSTRUCTION AGENT
2.1    Appointment.
Subject to the terms and conditions hereof, the Lessor hereby irrevocably designates and appoints the Construction Agent as its exclusive agent, in connection with the identification and vesting in favor of the Lessor a ground leasehold interest in the Land and the design, development, acquisition, installation, construction and testing of the Improvements, the Equipment and the other components of the Property in accordance with the Plans and Specifications on the Land, and pursuant to the terms of the Operative Agreements. Subject to the terms and conditions of this Agreement and the other Operative Agreements, during the Construction Period, the Construction Agent shall have sole management and control for the benefit of the Lessor over, and responsibility for, the construction, means, methods, sequences and procedures with respect to the Property. As between the Lessor, any other Indemnified Person and the Construction Agent, the Construction Agent shall be responsible for the acts and omissions of each Construction Agency Person. Notwithstanding any provisions hereof or in any other Operative Agreement to the contrary, the Construction Agent acknowledges and agrees that the Lessor shall advance no more than the sum of the aggregate Mortgage Loan Commitments, plus the aggregate Credit Loan Commitments, plus the aggregate Lessor Commitment in regard to the Property (including for any and all Advances).
2.2    Acceptance and Undertaking.
The Construction Agent hereby unconditionally accepts the agency appointment and undertakes, for the benefit of the Lessor, in connection with the identification and the design, development, acquisition, installation, construction and testing of the Improvements, the Equipment and the other components of the Property in accordance with the Plans and Specifications and the Operative Agreements.
2.3    Term.
This Agreement shall commence on the date hereof. The Property shall be subject to this Agreement from the date Lessor obtains a ground leasehold interest therein pursuant to the Ground Lease until the Completion Date.
2.4    Scope of Authority.
(a)    The Lessor hereby expressly authorizes the Construction Agent, or any agent or contractor of the Construction Agent, and the Construction Agent unconditionally agrees for the benefit of the Lessor, subject to Section 2.4(b), to take all action necessary or desirable for the performance and satisfaction of any and all of the Lessor’s obligations under any construction agreement, ground lease, purchase and sale contract, option contract or other contract relating to the Work and to fulfill all of the obligations of the Construction Agent including:
(i)    the identification and assistance with the vesting of a ground leasehold interest in the Land in accordance with the terms and conditions of the Participation Agreement;
(ii)    all due diligence review and analysis, design and supervisory functions relating to the design, development, acquisition, installation, construction and testing of the related Improvements, Equipment and other components of the applicable Property and performing all engineering work related thereto;

(iii)    negotiating, executing, performing and enforcing all contracts and arrangements to design, develop, acquire, install, construct and test the Improvements, the Equipment and the other components of the Property on such terms and conditions as are customary and reasonable in light of local and national standards and practices and the businesses in which the Lessee is engaged;
(iv)    obtaining all necessary permits, licenses, consents, approvals, development rights, clearing title and survey exceptions, entitlements and other authorizations, including all of the foregoing required for the Property and the use and occupancy thereof and those required under Applicable Law (including Environmental Laws), from all Governmental Authorities in connection with the design, development, acquisition, installation, construction and testing of the Improvements, the Equipment and the other components of the Property in accordance with the Plans and Specifications;
(v)    maintaining all books and records with respect to the Property and the construction, operation and management thereof; and
(vi)    performing any other acts necessary in connection with the identification and vesting of a ground leasehold interest in the Land and the design, development, acquisition, installation, construction and testing of the related Improvements, Equipment and all other additional components of the Property in accordance with the Plans and Specifications.
(b)    Neither the Construction Agent nor any of its Affiliates or agents shall enter into any contract or consent to any contract in the name of the Lessor without the Lessor’s prior written consent, such consent to be given or withheld in the exercise of the Lessor’s commercially reasonable discretion; provided, however, that no such contract will increase the obligations of the Lessor beyond the obligations of the Lessor as are expressly set forth in the Operative Agreements.
(c)    Subject to the terms and conditions of this Agreement and the other Operative Agreements, the Construction Agent shall have sole management and control over the installation, construction and testing means, methods, sequences and procedures with respect to the Property.
(d)    Subject to the terms, conditions, restrictions and limitations set forth in the Operative Agreements, the Lessor hereby expressly authorizes the Construction Agent, or any agent or contractor of the Construction Agent, and the Construction Agent agrees, for the benefit of the Lessor, to take all action necessary or desirable for the performance and satisfaction of all obligations in connection with the identification and the design, development, acquisition, installation, construction and testing of the Improvements, the Equipment and the other components of the Property in accordance with the Plans and Specifications and the Operative Agreements. In furtherance thereof, the Construction Agent is hereby granted the authority on behalf of the Lessor to, and shall: pay when due and payable or cause to be paid when due and payable (subject to reimbursement or direct payment by the Lessor through Advances or directly as provided for under, and subject to the terms and conditions relating to Advances as set forth in, the Operative Agreements) all Property Costs to be paid during the Commitment Period (including costs associated with the Construction Agent’s actions pursuant to and in accordance with the Construction Contracts which are due and payable under any Construction Contract, in each case pursuant to and subject to the Construction Documents); provided, in no event, shall the Construction Agent have the authority to pay or incur any Property Cost (i) if on the date of such payment or incurrence (A) any Agency Agreement Default, Lease Default, Agency Agreement Event of Default or Lease Event of Default has occurred or (B) any of the conditions set forth in Section 5.4A of the Participation Agreement have not been satisfied as of such date of payment or incurrence or (ii) in an amount in excess of $40,000,000 during any monthly advance period, in each case, before being reimbursed or paid directly by Advances; provided, further, in the event the last paragraph of Section 5.4 of the Participation Agreement is applicable and the Credit Lenders, the Mortgage Lenders and the Lessor were required to make Advances thereunder regarding a particular Requisition even though the conditions precedent set forth in Section 5.4A were not satisfied or waived in accordance with such Section 5.4A as of the date such Advances were made, then (w) the Construction Agent shall have no further authority to incur or pay any Property Costs from and after the date such Advances were made, (x) neither the Lenders nor the Lessor shall have any obligation to make any additional Advances and (y) such occurrence shall constitute a breach of covenant with no cure period and an immediate Agency Agreement Event of Default and Lease Agreement Event of Default shall exist.
2.5    Delegation of Duties
The Construction Agent may execute any of its duties under this Agreement by or through agents, contractors, employees or attorneys-in-fact; provided, however, that no such delegation shall limit or reduce in any way the Construction Agent’s duties and obligations under this Agreement.
2.6    Covenants of the Construction Agent.
The Construction Agent hereby covenants and agrees that it will:
(a)    following the Closing Date, cause the design, development, acquisition, installation, construction and testing of the Property to be prosecuted in a good and workmanlike manner, and substantially in accordance with the Plans and Specifications, the applicable construction contracts, the applicable construction schedule, prevalent industry practices and otherwise in accordance with Section 3.1 hereof, all with such changes, subject to Section 3.2, as the Construction Agent may deem necessary or advisable;
(b)    cause the date on which Completion occurs to be on or before the Construction Period Termination Date, in each case free and clear (by removal or bonding) of Liens (excepting any Permitted Liens) or claims for materials supplied or labor or services performed in connection with the development, acquisition, installation, construction or testing thereof;
(c)    cause all outstanding punch list items with respect to the Improvements to be completed promptly following Completion thereof;
(d)    at all times subsequent to the initial Advance (i) cause a ground leasehold interest in the Land to vest in the Lessor, (ii)(A) promptly, and in any event within five (5) Business Days execute and deliver to the Agent all additional documents reasonably requested by the Agent under the applicable real property law and/or Article 9 of the Uniform Commercial Code to perfect the Liens granted by the Construction Agent pursuant to the Security Documents and (B) promptly, and in any event within five (5) Business Day consent to the execution and delivery by the Lessor to the Agent of all additional documents reasonably requested by the Agent under the applicable real property law and/or Article 9 of the Uniform Commercial Code to perfect the Liens granted by the Lessor pursuant to Security Documents and (iii) not permit Liens (other than Permitted Liens) to be filed or maintained respecting the Property;
(e)    procure insurance for the Property during the Construction Period in compliance with Article XIV of the Lease as though the provisions of Article XIV of the Lease were stated herein;

(f)    commence construction of the Improvements no later than July 30, 2015 and thereafter effect construction and development of the Property with diligence and continuity and ensure that at no point in time shall construction of the Property cease for a period in excess of sixty (60) days or more, subject to any delay arising due to a Force Majeure Event;
(g)    cause all Improvements to be constructed (x) substantially in accordance with the Plans and Specifications (as amended or modified from time to time in accordance with the Operative Agreements), except to the extent that failure to do so does not have, and could not reasonably be expected to have, a Material Adverse Effect, (y) in compliance with all Applicable Laws unless the failure to do so does not have, and could not reasonably be expected to have, a Material Adverse Effect or give rise to a Claim against the Lessor for which the Construction Agent has no obligation to indemnify the Lessor pursuant to the Operative Agreements and (z) in compliance with all Insurance Requirements;
(h)    ensure that all Land ground leased pursuant to the Operative Agreements and all Improvements constructed on the Land shall be in compliance with all Applicable Laws unless the failure to do so does not have, and could not reasonably be expected to have, a Material Adverse Effect or give rise to a Claim against the Lessor for which the Construction Agent has no obligation to indemnify the Lessor pursuant to the Operative Agreements, and fit for use as a property of the type specified in the Appraisal of the Property delivered on the Closing Date and other purposes attendant thereto;
(i)    with respect to the Property, ensure that on or prior to the Construction Period Termination Date, all water, sewer, electric, gas, telephone and drainage facilities, all other utilities required to adequately service the Improvements for the intended use and means of access between such Improvements and public highways for pedestrians and motor vehicles will be available pursuant to adequate permits (including any that may be required under applicable Environmental Laws), and all utilities serving the Property, or proposed to serve the Property in accordance with the Plans and Specifications, are or will be located in, and vehicular access to the Improvements on the Property will be provided by, either public rights-of-way abutting the Property or appurtenant rights;
(j)    ensure that all necessary licenses, approvals, authorizations, consents, permits (including building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights of way, including dedication required for (i) the use, treatment, storage, transport, disposal or disposition of any Hazardous Substances on, at, under, or from each Property during the construction of the Improvements thereon, and (ii) construction of the Improvements in accordance with the Plans and Specifications and this Agreement will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, prior to the time required by such Governmental Authority or private party, except where the failure to obtain such licenses, approvals, authorization, consents, permits, easements, rights of way or dedication could not reasonably be expected to have a Material Adverse Effect or give rise to a Claim against the Lessor for which the Construction Agent has no obligation to indemnify the Lessor pursuant to the Operative Agreements;
(k)    notify the Lessor in writing not less than ten (10) Business Days after the occurrence of each Force Majeure Event with respect to the Property that Construction Agent reasonably believes will cause disruption or delay in construction of the Property of at least one (1) month; and
(l)    ensure at all times that the total Property Costs remaining to be expended for Completion does not exceed in the aggregate the sum of the Available Mortgage Loan Commitments, the Available Credit Loan Commitments and the Available Lessor Commitment.

ARTICLE III
THE PROPERTY
3.1    Construction.
The Construction Agent shall cause the Improvements, the Equipment and all other components of the Property to be designed, developed, acquired, installed, constructed and tested in compliance with all Legal Requirements, all Insurance Requirements, all manufacturer’s specifications and standards and the standards maintained by the Construction Agent or any Guarantor for similar properties owned or operated by the Construction Agent or any Guarantor, and all specifications and standards applicable to properties of the Lessee or any Guarantor which are similar to the Permitted Facilities, unless non-compliance, individually or in the aggregate, does not have, and could not reasonably be expected to have, a Material Adverse Effect.
3.2    Amendments; Modifications.
(a)    The Construction Agent may at any time revise, amend or modify the Plans and Specifications without the consent of the Lessor; provided, that any such amendment to the Plans and Specifications does not (i) result in Completion occurring on or after the Construction Period Termination Date or (ii) result in the unfunded cost for Completion (including such costs which are Transaction Expenses to be funded by the Financing Parties pursuant to the Operative Agreements) exceeding an amount equal to the sum of the then Available Mortgage Loan Commitments plus the then Available Credit Loan Commitments plus the then Available Lessor Commitment.
(b)    The Construction Agent agrees that it will not implement any revision, amendment or modification to the Plans and Specifications if the aggregate effect of such revision, amendment or modification, when taken together with any previous or contemporaneous revision, amendment or modification to the Plans and Specifications, would cause a material reduction in value in excess of the cost reduction of such revision, amendment or modification of the Property when completed, unless such revision, amendment or modification is required by Legal Requirements.
3.3    Force Majeure Events.
If at any time prior to Completion there occurs a Force Majeure Event and the Construction Agent reasonably determines that such Force Majeure Event will cause Completion to occur later than the thirty (30) months after the Closing Date, then (as referenced in the definition of “Target Construction Period Termination Date”) the aforementioned thirty (30) month period may be extended for up to one hundred eighty (180) additional days as is reasonably necessary to achieve Completion in light of the event or circumstances giving rise to such Force Majeure Event. The Construction Agent shall deliver to the Agent and the Lessor a notice in writing of the date to which the originally contemplated Target Construction Period Termination Date (that is, the last day of the aforementioned thirty (30) month period) is to be extended, which newly extended date shall constitute the revised Target Construction Period Termination Date, which notice shall contain a certification by the Construction Agent describing the facts and circumstances giving rise to such Force Majeure Event, the expected duration of such delay resulting in such Force Majeure Event and the date the Construction Agent reasonably believes Completion will be achieved. Notwithstanding the foregoing, if due to the severity of such Force Majeure Event, Completion cannot be achieved within such additional one hundred eighty (180) days despite the maximum best efforts of the Construction Agent to perform its obligations pursuant to this Agreement and to the extent the Construction Period Termination Date is not further extended in accordance with Section 5.18 of the Participation Agreement, then Lessor may exercise the remedy rights described in Sections 5.3(c), (d) or (e) as if an Agency Agreement Event of Default shall have occurred; provided, the parties expressly agree that (x) the occurrence of any such Force Majeure Event solely by itself shall not constitute an Agency Agreement Event of Default and

(y) to the extent the Lessor elects its rights under Section 5.3(e), the Construction Agent shall use all available means and its maximum best efforts to effect Completion as expeditiously as is reasonably possible, with any failure to do so constituting a breach of the Construction Agent’s obligations pursuant to this Agreement.
3.4    Casualty Occurrences.
(a)    In the event of a Casualty with respect to the Property during the Construction Period, insurance awards for losses under any builder’s risk insurance or, to the extent required hereby, insurance for earthquake or flood, required to be carried hereunder, shall be adjusted with the insurance companies, including the filing of appropriate proceedings, as follows: (i) so long as no Lease Event of Default or Agency Agreement Event of Default shall have occurred and be continuing, such insurance awards for losses shall be adjusted by the Construction Agent (or, if such insurance awards relate to a Force Majeure Event, adjusted jointly by the Construction Agent and the Lessor) for payment to the Agent and shall be available to reimburse the Construction Agent for the continued construction in accordance with the Operative Agreements, and (ii) if any Lease Event of Default or Agency Agreement Event of Default shall have occurred and be continuing, such losses shall be adjusted by the Agent. The party which shall be entitled to adjust losses may appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any Casualty; provided, that the Construction Agent shall pay all reasonable expenses thereof, subject to Section 5.4 hereof and Section 11.6 of the Participation Agreement. At the request of the party entitled to adjust any such losses, and at the Construction Agent’s sole cost and expense (subject to Section 5.4 hereof and Section 11.6 of the Participation Agreement), the other party shall participate in any such proceeding, action, negotiation, prosecution or adjustment. The parties hereto agree that this Agreement shall control the rights of the parties hereto in and to such award, compensation or insurance payment relating to any Casualty affecting the Property during the Construction Period.
(b)    Subject to the last sentence of this paragraph, all proceeds of insurance maintained pursuant to the requirements hereof on account of any damage to or destruction of the Property during the Construction Period or any part thereof shall be paid over to the Agent and distributed as follows: (i) if no Lease Event of Default or Agency Agreement Event of Default shall have occurred and be continuing, then such proceeds shall be held by the Agent and, so long as the Construction Agent is diligently repairing the damage to the Property caused by the applicable Casualty, shall be disbursed from time to time to the Construction Agent to effect the repair and, upon completion of such repair (as evidenced by an Officer’s Certificate of Construction Agent delivered to the Agent) distribute any funds then remaining in such account to the Construction Agent, or (ii) if a Lease Event of Default or Agency Agreement Event of Default shall have occurred and be continuing, such proceeds shall be distributed in accordance with Section 8.7(b)(ii) of the Participation Agreement. If a Casualty occurs during the Construction Period with respect to all, or substantially all, the Property and the Lessor has determined, in its commercially reasonable discretion, that there is no reasonable means by which Completion may be achieved on or prior to the Construction Period Termination Date and that no additional Advances will be made to restore the Property, then all such proceeds of insurance referenced in the preceding sentence shall be distributed as set forth in Section 8.7(b)(i) of the Participation Agreement.

3.5    Condemnation Occurrences.
(a)    The Construction Agent hereby agrees that it shall, within five (5) Business Days after the date on which the Construction Agent shall have notice thereof, give notice to the Lessor and the Agent of each action or proceeding by any Governmental Authority with respect to any actual, pending or threatened in writing Condemnation affecting the Property during the Construction Period. All awards, compensation or insurance proceeds to be paid on account of such Condemnation shall (i) so long as no Lease Event of Default or Agency Agreement Event of Default shall have occurred and be continuing, be negotiated, prosecuted, adjusted or appealed by the Construction Agent (or, if such awards, compensation or insurance proceeds relate to a Force Majeure Event, negotiated, prosecuted, adjusted or appealed jointly by the Construction Agent and the Lessor) for payment to the Agent and shall be available to reimburse the Construction Agent for the continued construction of the Property in accordance with the Operative Agreements, and (ii) if any Lease Event of Default or Agency Agreement Event of Default shall have occurred and be continuing, be negotiated, prosecuted, adjusted or appealed by the Agent. The party which shall be entitled to adjust losses may appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any such Condemnation; provided, that the Construction Agent shall pay all reasonable expenses thereof, subject to Section 5.4 hereof and Section 11.6 of the Participation Agreement. At the request of the party entitled to adjust any such losses, and at the Construction Agent’s sole cost and expense (subject to Section 5.4 hereof and Section 11.6 of the Participation Agreement), the other party shall participate in any such proceeding, action, negotiation, prosecution or adjustment. The parties hereto agree that this Agreement shall control the rights of the parties hereto in and to such award, compensation or insurance payment relating to any Condemnation affecting the Property during the Construction Period.
(b)    During the Construction Period, all awards, compensation and insurance payments on account of any Condemnation affecting the Property shall be paid directly to the Agent or, if received by the Construction Agent, shall be held in trust for the Agent and shall promptly be paid over by the Construction Agent to the Agent. All amounts held by the Agent on account of any award, compensation or insurance payment described in this Section 3.5(b) shall be held by the Agent and, so long as the Construction Agent is diligently restoring or replacing the Property, shall be disbursed from time to time to the Construction Agent to effect the repair or replacement and, upon completion of such restoration or replacement (as evidenced by an Officer’s Certificate of the Construction Agent) distribute any funds then remaining in such account to the Construction Agent; provided, however, that if a Condemnation occurs during the Construction Period and (i) a Lease Event of Default or an Agency Agreement Event of Default shall have occurred and be continuing or (ii) the Construction Agent shall have elected not to restore or replace the portion of the Property so affected by such Condemnation, then all such awards, compensation and insurance payments referenced in this Section 3.5(b) shall be distributed as set forth in Section 8.7(b)(ii) of the Participation Agreement. If a Condemnation occurs during the Construction Period with respect to all, or substantially all, the Property and the Lessor has determined, in its commercially reasonable discretion, that there is no reasonable means by which Completion may be achieved on or prior to the Construction Period Termination Date and that no additional Advances will be made to restore the Property, then all such awards, compensation and insurance payments referenced in this Section 3.5(b) shall be distributed as set forth in Section 8.7(b)(i) of the Participation Agreement.

ARTICLE IV
PAYMENT OF FUNDS
4.1    Right to Receive Construction Cost.
(a)    In connection with the design, development, acquisition, installation, construction and testing of the Property and during the course of the construction of the Improvements, the Construction Agent may request that the Lessor advance funds for the payment of Property Acquisition Costs or other Property Costs, and the Lessor will comply with such request to the extent provided for under the Participation Agreement. The Construction Agent and the Lessor acknowledge and agree that the Construction Agent’s right to request such funds and the Lessor’s obligation to advance such funds for the payment of Property Acquisition Costs or other Property Costs is subject in all respects to the terms and conditions of the Participation Agreement and each of the other Operative Agreements. Without limiting the generality of the foregoing it is specifically understood and agreed that in no event shall the aggregate amounts advanced by the Mortgage Lenders, the Credit Lenders and the Lessor for Property Acquisition Costs or other Property Costs and any other amounts due and owing hereunder or under any of the other Operative Agreements exceed the sum of the aggregate Mortgage Loan Commitments plus the aggregate Credit Loan Commitments plus the aggregate Lessor Commitment, including such amounts owing for (i) design, development, acquisition, installation, construction and testing of the Property, (ii) additional amounts which accrue or become due and owing regarding the Loans and the Lessor Advance prior to any Completion Date or (iii) any other purpose.
(b)    The proceeds of any funds made available to the Lessor to pay Property Acquisition Costs or other Property Costs shall be made available to the Construction Agent in accordance with the Requisition relating thereto and the terms of the Participation Agreement. The Construction Agent will use such proceeds only to pay the Property Acquisition Costs or other Property Costs set forth in the Requisition relating to such funds.
ARTICLE V
EVENTS OF DEFAULT
5.1    Events of Default.
If any one (1) or more of the following events (each an “Agency Agreement Event of Default”) shall occur:
(a)    the Construction Agent fails to apply any funds paid by the Lessor to the Construction Agent in a manner consistent with the requirements of the Operative Agreements and as specified in the applicable Requisition for the design, development, acquisition, installation, construction and testing of the Property and related Improvements and Equipment or otherwise respecting the Property to the payment of Property Acquisition Costs or other Property Costs;
(b)    Completion shall fail to occur for any reason on or prior to the Construction Period Termination Date or the Construction Agent shall abandon or permanently discontinue the construction and development of the Property (which abandonment or permanent discontinuance shall be deemed to have occurred if no work at the Property is undertaken or completed during a continuous period of sixty (60) days or more without the delivery of a notice pursuant to Section 3.3);
(c)    any Lease Event of Default shall have occurred and not be cured within any cure period expressly permitted under the Lease;

(d)    (i) any of the representations or warranties of any of the Credit Parties under any Operative Agreement that is subject to a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made and any representations or warranties of any of the Credit Parties under any Operative Agreement that is not subject to a materiality or Material Adverse Effect qualification shall be materially incorrect or misleading when made or deemed made; and (ii) any Credit Party shall fail to observe or perform any term, covenant or condition of any Operative Agreement other than as set forth in paragraphs (a), (b), (c), (d)(i) or (e) of this Section 5.1 and such failure to observe or perform any such term, covenant or condition is of a type that is subject to being cured and shall continue for a period of thirty (30) days after such Credit Party either has gained knowledge thereof or has received notice thereof; provided, however, if the nature of such failure to observe or perform is such that it cannot with the exercise of reasonable diligence be cured within said thirty (30) day period, then the Construction Agent shall not be in default hereunder if such Credit Party shall promptly commence with such cure within said thirty (30) day period and thereafter pursue the same to completion with diligence and continuity; provided, further, in no event shall such extended period beyond such period of thirty (30) days extend more than an additional period of thirty (30) days; or
(e)    except as permitted in accordance with Section 3.2, the Construction Agent shall cause or permit the Improvements to be constructed and equipped in a manner which deviates from the Plans and Specifications, except to the extent that such deviation does not have, and could not reasonably be expected to have, a material adverse effect on the value, utility or useful life of the Improvements or the Property; then, in any such event, the obligations of the Lessor or any other Financing Party to make Construction Advances for obligations, amounts or expenses incurred or expended by the Construction Agent after the date of such Agency Agreement Event of Default shall terminate (unless the Lessor and the Financing Parties elect to continue making Construction Advances) and the Lessor may, in addition to the other rights and remedies provided for in this Agreement or otherwise available at law and/or in equity, terminate this Agreement by giving the Construction Agent written notice of such termination and upon the expiration of the time fixed in such notice and the payment of all amounts owing by the Construction Agent hereunder (including any amounts specified under Section 5.3 hereof), this Agreement shall terminate. The Construction Agent shall pay all reasonable costs and expenses incurred by or on behalf of the Lessor, including reasonable fees and expenses of counsel, as a result of any Agency Agreement Event of Default hereunder.
5.2    Damages.
Notwithstanding the termination of the Financing Parties’ obligations to make Construction Advances after an Agency Agreement Event of Default, the Lessor shall continue to have the right to enforce its rights and remedies pursuant to this Agreement regarding matters arising prior to such termination.
5.3    Remedies; Remedies Cumulative.
(a)    If an Agency Agreement Event of Default shall have occurred and be continuing, the Lessor shall have all rights available to the Lessor under the Lease and the other Operative Agreements and all other rights otherwise available at law, equity or otherwise. No failure to exercise and no delay in exercising, on the part of Lessor, any right, remedy, power or privilege under this Agreement or under any other Operative Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power of privilege under this Agreement or under any other Operative Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies described in Sections 5.3(a) through 5.3(g) with respect to Agency Agreement Events of Default are subject to the provisions of Section 5.4; provided, as described in Section 5.4, regarding any

Full Recourse Event of Default or if the Construction Agent elects to cure any Agency Agreement Event of Default pursuant to Section 5.3(f) or in any other manner pursuant to which the Construction Agent (or its designee) shall purchase the Property, then in any such case the limitations contained in Section 5.4 shall not apply and the Construction Agent shall be liable for Termination Value. Notwithstanding the foregoing or the other provisions of this Section 5.3, the Lessor shall not exercise remedies for a period of five (5) Business Days after the Lessor shall have provided notice to the Construction Agent of the occurrence of any Agency Agreement Event of Default, in order to allow the Construction Agent time to exercise its purchase right regarding the Property pursuant to Section 5.3(f), subject to the Construction Agent effecting its purchase of the Property, within a period of fifteen (15) Business Days after the Lessor shall have provided such notice.
(b)    Lessor may elect (and shall be deemed automatically, and without any further action, to have exercised such option upon the occurrence of any Lease Event of Default arising under Sections 17.1(h) or (i) of the Lease) to terminate this Agreement and the Lease (or not to terminate the Lease, except with respect to any Lease Event of Default arising under Sections 17.1(h) or (i) of the Lease) and at such time to require Construction Agent to pay (i) in the case of any Agency Agreement Event of Default that is a Full Recourse Event of Default, the Termination Value and (ii) in the case of any Agency Agreement Event of Default that is not a Full Recourse Event of Default, the Construction Period Guarantee Amount.
In any case that Lessor does not receive the Termination Value, Lessor shall use diligent and commercially reasonable efforts in good faith to sell its interest in the Property to an unaffiliated third party for a period of two (2) years from and after the date Lessor receives notice of, or otherwise has knowledge of, the Agency Agreement Event of Default. Lessor and/or Construction Agent may solicit offers for the purchase of Lessor’s rights, title, claims and interest in and to the Property. Lessor shall accept (or match) any purchase offer for a cash purchase price (net of all normal and customary sale and closing costs and the reasonable net cost of owning, operating and maintaining the Property) equal to the Termination Value.
The proceeds from the sale of its interest in the Property (net of all normal and customary sales and closing costs and the reasonable costs of holding, owning, operating, and maintaining the Property, including amounts described in Section 8.7(c)(i) and (ii) of the Participation Agreement which shall be paid to the Agent to be allocated pursuant to Section 8.7(b) of the Participation Agreement) shall be distributed (x) if the relevant Agency Agreement Event of Default is a Full Recourse Event of Default and the sale of the Lessor’s interest in the Property occurs on or prior to the second annual anniversary of the date Lessor receives notice of, or otherwise, has knowledge of, the Agency Agreement Event of Default, to the Agent to be allocated pursuant to Section 8.7(b)(iii) of the Participation Agreement and (y) if the relevant Agency Agreement Event of Default is not a Full Recourse Event of Default and the sale of Lessor’s interest in the Property occurs on or prior to the second annual anniversary of the date Lessor receives notice of, or otherwise, has knowledge of, the Agency Agreement Event of Default, then prior to the allocation pursuant to Section 8.7(b)(iii) of the Participation Agreement, first, to Lessor, in the amount of the positive difference (if any) between the Termination Value (less any portion thereof that cannot be capitalized under GAAP, including any amount of Uninsured Force Majeure Loss) and the Construction Period Guarantee Amount, second, to Lessor, the unpaid portion of the Construction Period Guarantee Amount, third, to the Construction Agent, any remaining proceeds up to the amount of the Construction Period Guarantee Amount previously paid by Construction Agent, and fourth, to the Agent to be distributed by the Agent in accordance with Section 8.7(b)(iii) of the Participation Agreement.
If, and to the extent that, there is no sale of Lessor’s interest in the Property on or prior to the second annual anniversary of the date Lessor receives notice of, or otherwise, has knowledge of, the

Agency Agreement Event of Default, then (x) Construction Agent shall have no right, title or interest whatsoever in the Property (except as the landlord under the Ground Lease), (y) Lessor shall be the sole owner of its interest in the Property without any obligation to share with Construction Agent or Lessee any proceeds from the sale, conveyance, other transfer or otherwise regarding the Property and (z) if and to the extent Lessor realizes any proceeds with regard to the Property, such proceeds shall be distributed in accordance with Section 8.7(b)(iii) of the Participation Agreement but substituting Lessor in place of Lessee pursuant to subsection “sixth” thereof as Lessee shall have no interest thereunder and no right to any such proceeds.
(c)    Lessor may elect to terminate this Agreement and the Lease, in which case the Construction Agent shall have no continuing obligation (i) to function as either a construction agent under this Agreement or a lessee under the Lease, (ii) to purchase the Property or (iii) to pay the Construction Period Guarantee Amount in connection with a remarketing of the Property. In such event, the Construction Agent shall continue to lease the Land to the Lessor pursuant to the Ground Lease, and the Lessor (without the need for further action at such time by any Person) shall be the owner of the Improvements and a holder of a leasehold pursuant to the Ground Lease, all of which shall constitute the property of the Lessor. In the sole discretion of the Lessor and the other Financing Parties, the Lessor may assign, sell, convey or otherwise transfer it interest in the Property (including its interest in the Ground Lease) for its own account, and in such case, the Construction Agent shall have no right to share in the proceeds of any such assignment, sale, conveyance or other transfer and no continuing interest in the Property except solely as the landlord pursuant to the terms of the Ground Lease.
(d)    Lessor may elect to terminate this Agreement (upon which event Construction Agent shall have no further obligations under this Agreement), but not the Lease, and in that event shall notify the Construction Agent and the other Financing Parties of Lessor’s intention to continue construction activities in order to effect Completion substantially in accordance with the Plans and Specifications (subject to alterations to the extent otherwise permitted under Applicable Law) and pay all related Property Costs, and in such event, upon Completion by Lessor (as confirmed by Lessor and without any requirement for the delivery of a Completion Certificate by the Construction Agent), the Rent Commencement Date of the Lease shall occur in the same manner as if the Construction Agent had pursued construction through Completion. In such a case, all amounts so expended by the Lessor for Completion (whether or not in excess of the Lessor Commitment) shall constitute Lessor Property Costs.
(e)    Lessor may elect, without terminating this Agreement or the Lease, to extend the Construction Period by the amount of time necessary to effect Completion and/or to provide and obtain additional Lessor Commitment, Credit Loan Commitment and Mortgage Loan Commitment, in which event Lessor shall commit, on behalf of itself and the Lenders (subject to the agreement of all the Lenders), to pay all costs (whether or not in excess of the Lessor Commitment, the Mortgage Loan Commitment and the Credit Loan Commitment) necessary for the Construction Agent to effect Completion substantially in accordance with the Plans and Specifications (subject to alterations to the extent otherwise permitted under Applicable Law) and pay all related Property Costs, and in such event, upon Completion, the Rent Commencement Date of the Lease shall occur in the same manner as if the Construction Agent had pursued construction through Completion. In such a case, all amounts so expended by the Lessor and the Lenders for Completion (whether or not in excess of the Lessor Commitment, the Credit Loan Commitment and the Mortgage Loan Commitment) shall constitute Lessor Property Cost, Credit Loan Property Cost and Mortgage Loan Property Cost, respectively.
(f)    The Construction Agent shall have the right to cure an Agency Agreement Event of Default hereunder during the Construction Period by purchasing or causing the Lessee to purchase the Property from the Lessor for an aggregate amount equal to the Termination Value, such payment to be without any abatement, reduction, diminution, set-off, defense, counterclaim or recoupment whatsoever and not subject to Section 5.4.
(g)    No failure to exercise and no delay in exercising, on the part of the Lessor, any right, remedy, power or privilege under this Agreement or under the other Operative Agreements shall operate as a waiver thereof; nor shall any single or partial exercise of any right remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
5.4    Limitation on Recourse.
Notwithstanding anything contained herein or in any other Operative Agreement to the contrary, upon the occurrence and during the continuance of an Agency Agreement Event of Default during the Construction Period that is not a Full Recourse Event of Default, the maximum aggregate amount that the Lessor (or any person or entity acting by or through the Lessor, including the Agent, the Mortgage Lenders and the Credit Lenders) shall be entitled to recover from the Construction Agent or any of the other Credit Parties on account of such Agency Agreement Event of Default shall be an amount (collectively, the “Construction Period Guarantee Amount”) equal to the sum of:
(a)    eighty-nine and nine tenths percent (89.9%) of the aggregate Property Cost, exclusive of (i) the portion (if any) of the aggregate Property Cost expended for the purchase of the Land (the “Land Cost”) and (ii) any portion of the aggregate Property Cost attributable to costs or expenses that cannot be capitalized under GAAP (including any amount of Uninsured Force Majeure Loss), plus
(b)    one hundred percent (100.0%) of the Land Cost (if any), minus
(c)    the sum of (i) any payments previously paid by the Construction Agent in connection with the Property which have been future valued at two and fifteen hundredths percent (2.15%) to such point in time, plus (ii) the present value of any known and quantified future payments required to be paid in connection with the Property that the Construction Agent is obligated to make in connection with the Property during the Construction Period which payments have been present valued at two and fifteen hundredths percent (2.15%) to such point in time, but in each case regarding the foregoing subsections (i) and (ii) excluding payments that are not required to be included in the calculation of the Construction Agent’s maximum guaranty amount under ASC 840-40-55 (EITF 97-10).
The Construction Agent nonetheless acknowledges and agrees that
(x)    even though the maximum aggregate recovery from the Credit Parties is limited as aforesaid, the Lessor’s right of recovery from the Property (as opposed to any recovery from the Construction Agent and/or the Lessee) is not so limited and the Lessor shall be entitled to recover one hundred percent (100.0%) of the amounts owed to the Lessor in accordance with the Operative Agreements from its interest in the Property; and
(y)    the provisions of this Section 5.4 shall in no way limit or otherwise affect the obligations of the Construction Agent and/or the Lessee (or the recourse of the Lessor, the Agent, the Mortgage Lenders and the Credit Lenders against the Construction Agent and/or the Lessee) with respect to the Property after the Construction Period (whether such obligations or recourse arise under the Operative Agreements or otherwise).

Notwithstanding the foregoing, if a Full Recourse Event of Default has occurred or if the Construction Agent elects to cure any Agency Agreement Event of Default pursuant to Section 5.3(f) or in any other manner pursuant to which the Construction Agent (or its designee) shall acquire the Property, then in any such case the limitations contained in this Section 5.4 shall not apply and the Construction Agent shall be liable for one hundred percent (100.0%) of the Termination Value.
ARTICLE VI
THE LESSOR’S RIGHTS
6.1    Exercise of the Lessor’s Rights.
Subject to the Excepted Payments, the Construction Agent and the Lessor hereby acknowledge and agree that, subject to and in accordance with the terms of the Security Documents, the rights and powers of the Lessor under this Agreement have been assigned to the Agent.
6.2    The Lessor’s Right to Cure the Construction Agent’s Defaults.
The Lessor, without waiving or releasing any obligation or Agency Agreement Event of Default, may (but shall be under no obligation to) remedy any Agency Agreement Event of Default for the account of and at the sole cost and expense of the Construction Agent. All out-of-pocket costs and expenses so incurred (including reasonable fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by the Lessor, shall be paid by the Construction Agent to the Lessor on demand.
ARTICLE VII
MISCELLANEOUS
7.1    Notices.
All notices required or permitted to be given under this Agreement shall be in writing and delivered as provided in Section 12.2 of the Participation Agreement.
7.2    Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the Lessor, the Construction Agent and their respective successors and the assigns of the Lessor. The Construction Agent may not assign this Agreement or any of its rights or obligations hereunder or with respect to the Property in whole or in part to any Person without the prior written consent of the Financing Parties.
7.3    GOVERNING LAW.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
7.4    SUBMISSION TO JURISDICTION; VENUE; WAIVERS.

THE PROVISIONS OF THE PARTICIPATION AGREEMENT RELATING TO SUBMISSION TO JURISDICTION AND VENUE ARE HEREBY INCORPORATED BY REFERENCE HEREIN, MUTATIS MUTANDIS.
7.5    Amendments and Waivers.
This Agreement may not be terminated, amended, supplemented, waived or modified except in accordance with the provisions of Section 12.4 of the Participation Agreement.
7.6    Counterparts.
This Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one (1) and the same instrument.
7.7    Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.8    Headings and Table of Contents.
The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
7.9    WAIVER OF JURY TRIAL.
TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, THE LESSOR AND THE CONSTRUCTION AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY COUNTERCLAIM THEREUNDER.
7.10    No Construction Agency Fee.
The Construction Agent shall not be entitled to any compensation from the Lessor or any other Person in connection with the performance of the Construction Agent’s obligations under this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
NVIDIA LAND DEVELOPMENT, LLC, as the Construction Agent

By:    /s/ Karen Burns
Name:    Karen Burns
Title:    Manager

WACHOVIA SERVICE CORPORATION, as the Lessor

By:    /s/ Weston Garrett
Name:    Weston Garrett
Title:    Managing Director